UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 17, 2014 (November 12, 2014)
ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky  41012-0391
Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 On November 14, 2014, Ashland Inc. (the “Company”) announced that its Chairman and Chief Executive Officer, James J. O’Brien, will retire effective December 31, 2014 pursuant to the Company’s previously announced succession and strategic plan.  The Company’s Board of Directors (the “Board”) has appointed Mr. William A. Wulfsohn, 52, to succeed Mr. O’Brien as Chief Executive Officer and Chairman of the Board, both to be effective as of January 1, 2015, at which point Mr. O’Brien will also retire from the Board.

Mr. Wulfsohn has served since July 1, 2010 as the President and Chief Executive Officer of Carpenter Technology Corp. (NYSE:CRS), a global leader in the development, manufacture and distribution of cast/wrought and powder metal stainless steels and specialty alloys used in aerospace, energy, medical, transportation, consumer and industrial products.  Mr. Wulfsohn has also held executive level positions with Honeywell International and PPG Industries, primarily in the area of specialty chemicals.  Mr. Wulfsohn has served on Carpenter’s board since 2009 and has also served on the Board of Directors of PolyOne (NYSE:POL), a premium provider of specialized polymer materials, services and solutions.

Mr. Wulfsohn and the Company have not entered into an employment agreement, and there are no arrangements or understandings between Mr. Wulfsohn and any other person pursuant to which he was appointed as an executive officer of the Company.  Additionally, there are no family relationships between Mr. Wulfsohn and any director or executive officer of the Company.

Mr. Wulfsohn and the Company have entered into a Letter Agreement (“Letter Agreement”), dated as of November 12, 2014 describing certain terms of his employment, including base salary, target annual performance bonus opportunity, a long-term incentive award and inducement equity award, all as further described below.

As Chief Executive Officer, Mr. Wulfsohn will receive an annual salary of $ 1,130,000.  Pursuant to the Company’s Incentive Plan, Mr. Wulfsohn will be eligible to participate in the Company’s Incentive Compensation (“IC”) Plan and Long-Term Incentive Plan.  Within the terms of the IC Plan, Mr. Wulfsohn will have an opportunity to earn an annual incentive award for fiscal year 2015 with a target value equal to 120% of his eligible earnings.  Similar to all other IC-eligible employees within the Company, the actual award can range from 0% to 150%.  Mr. Wulfsohn also will be eligible for an annual long-term incentive award under the Long-Term Incentive Plan in the form of equity awards with an aggregate target value of 400% of base pay.  The weighting for each long-term component in the overall program is currently 50% performance vesting restricted stock unit awards, 25% time-vested restricted stock awards and 25% time-vested stock appreciation rights.  In addition, Mr. Wulfsohn will receive an employment inducement award, in compliance with Rule 303A.08 of The New York Stock Exchange Listed Company Manual, consisting of a one time grant of time-vested restricted stock in the amount of 50,000 shares.  In the event Mr. Wulfsohn’s employment terminates for reasons other than cause prior to the vesting of these shares, Mr. Wulfsohn will be paid in cash an amount equal to the value of the shares on the date of grant.  All grants will be subject to the requirements of the Company’s stock ownership guidelines.

As an executive officer of the Company, Mr. Wulfsohn also will be eligible to enter into the Company’s standard form of Change-in-Control Agreement for senior executives which provides a lump sum payment in the case of a termination of employment without cause (or a termination by the executive with good reason as defined in the Change-in-Control Agreement) within 24 months after a change of control of the Company equal to three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs.  In addition, Mr. Wulfsohn will be entitled to continue participation in medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which employment is terminated and immediate vesting of all outstanding restricted stock and SARs.  There is no tax gross-up, and Mr. Wulfsohn may be required to accept lesser benefits upon a change-in-control, if necessary to eliminate certain excise taxes, assuming a reduction in these benefits would result in a greater after tax amount.  The Change-in-Control Agreement contains certain non-compete and non-solicit provisions that are in effect for 24 months following termination.

This Letter Agreement also provides that Mr. Wulfsohn will be entitled to participate in the Company’s Salary Continuation Plan (in the event of termination in the absence of a change of control), participate in various insurance and health benefit plans, financial planning assistance, deferred compensation, home security system monitoring, vacation, relocation assistance and other employee benefits under the same limitations and conditions as those applicable to other employees eligible to participate.

A copy of Mr. Wulfsohn’s Letter Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.  A copy of the news release issued on November 14, 2014 announcing Mr. Wulfsohn’s appointment is furnished as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits
10.1	Letter Agreement.
99.1	News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

November 17, 2014	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit                      Description

10.1	Letter Agreement.
99.1	News Release.